EXHIBIT 99.1

KRISPY KREME REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS DEMONSTRATING SIGNIFICANT PROGRESS ON TURNAROUND

Reduces net leverage, expands adjusted EBITDA margin, and delivers positive free cash flow

CHARLOTTE, NC (May 7, 2026) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended March 29, 2026.

First Quarter 2026 Highlights (vs Q1 2025)
•Net revenue of $367.0 million declined 2.2%, reflecting the strategic closure of underperforming doors completed in the third quarter of 2025
•Systemwide sales of $485.3 million increased 0.7% in constant currency excluding sales attributable to the now-ended McDonald’s USA partnership
•GAAP net loss of $22.7 million improved $10.7 million
•Adjusted EBITDA of $33.1 million increased 38.0%
•Cash provided by operating activities of $20.2 million increased $41.0 million, free cash flow of $11.4 million increased $58.1 million

“The first quarter highlighted significant progress across every pillar of our turnaround plan. We reduced net leverage, increased adjusted EBITDA margin by 260 basis points, and delivered positive free cash flow. We also closed two refranchising transactions, expanded access to our fresh doughnuts in the U.S. quarter-over-quarter, and accelerated the outsourcing of U.S. logistics, which is now complete. Strong consumer demand during recent holidays such as Valentine’s Day and St. Patrick’s Day also demonstrated that we remain a top choice for gifting, sharing, and celebrating,” said Krispy Kreme CEO Josh Charlesworth.

“We expect this momentum to continue through 2026, driven by profitable growth in the U.S. with key strategic partners, higher digital sales, and international expansion. For the full year, we are issuing guidance for net revenue and adjusted EBITDA, updating our net leverage reduction target, and reaffirming our outlook for systemwide sales growth.”

Turnaround Plan
The Company’s comprehensive turnaround plan, announced in August 2025, is designed to deleverage the balance sheet and deliver sustainable, profitable growth. The four components of the plan, along with progress on each, are as follows:
1)Refranchising: Improve financial flexibility through refranchising international markets and the joint venture in the Western U.S.
a.Refranchised the Company’s operations in Japan in March 2026.
b.Refranchised the joint venture in the Western U.S. in March 2026.
2)Improving Return on Invested Capital: Reduce capital intensity by using existing assets and focusing on franchise development.
a.Capital expenditures decreased 66% in the first quarter of 2026 compared to the year-ago period.
b.Opened 26 shops during the first quarter of 2026, nearly all of which are franchised.
c.Entered into a franchise agreement to expand into the Netherlands in late 2026.
3)Expanding Margins: Expand margins through greater operational efficiency, including outsourcing U.S. logistics.
a.Consolidated adjusted EBITDA margin increased from 6.4% to 9% year-over-year, including a 480 basis point increase in the U.S. segment.
b.Completed outsourcing of U.S. logistics in April 2026.
4)Driving Sustainable, Profitable Growth: Pursue U.S. growth based upon sustainable and profitable revenue streams.
a.Added 276 doors in the U.S. with strategic partners during the first quarter of 2026 on top of the 200 doors added in the fourth quarter of 2025.
b.Average U.S. revenue per door per week (“APD”) increased year-over-year 16.7% to $685.

Financial Highlights	Quarter Ended
$ in millions, except per share data	March 29, 2026	March 30, 2025	Change
GAAP:
Net revenue	$367.0	$375.2	(2.2)%
Net loss	$(22.7)	$(33.4)	32.1%
Net loss attributable to KKI	$(22.8)	$(33.3)	31.5%
Diluted loss per share (1)	$(0.16)	$(0.22)	$0.06

Non-GAAP (2):
Organic revenue growth	(2.6)%	(1.0)%	(160) bps
Adjusted net loss, diluted	$(7.8)	$(8.8)	12.0%
Adjusted EBITDA	$33.1	$24.0	38.0%
Adjusted EBITDA margin	9.0%	6.4%	260 bps
Adjusted EPS	$(0.05)	$(0.05)	$—
(1) Reflects a change from the amount previously reported for the quarter ended March 30, 2025, from $(0.20) to $(0.22). See Note 2 to the Company’s Annual Report on Form 10-K for the year ended December 28, 2025.
(2) Non-GAAP figures. See “Key Performance Indicators and Non-GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Quarter Ended
$ in millions	March 29, 2026	March 30, 2025	Change
Global points of access	15,125	17,982	(15.9)%
Sales per hub (U.S.) trailing four quarters	$5.1	$4.8	6.3%
Sales per hub (International) trailing four quarters	$9.9	$9.8	1.0%
Digital sales as a percent of retail sales	18.9%	16.9%	200 bps

First Quarter 2026 Consolidated Results (vs Q1 2025)
Krispy Kreme’s results reflect continued progress in improving U.S. profitability and wider adoption of the capital-light international franchise model.

Net revenue was $367.0 million in the first quarter of 2026, a decline of 2.2% or $8.2 million. Organic revenue decreased by 2.6%, primarily driven by a global points of access decline of 2,857, or 15.9%, reflecting the strategic closure of underperforming doors, including approximately 2,400 doors attributable to the now-ended McDonald’s USA partnership, that was completed in the third quarter of 2025. Systemwide sales were $485.3 million in the first quarter of 2026, a decline of 1.0% in constant currency. Excluding the impact of sales from the McDonald’s USA doors in the year-ago period, systemwide sales increased 0.7%.

GAAP net loss improved to $22.7 million, compared to the prior year first quarter net loss of $33.4 million. GAAP loss per share, diluted improved to $0.16, compared to loss per share, diluted of $0.22 in the prior year first quarter.

Adjusted EBITDA increased 38.0% to $33.1 million. Adjusted EBITDA margin increased to 9.0% from 6.4%, positively impacted by productivity initiatives, SG&A savings, and the removal of costs relating to McDonald’s USA.

Adjusted net loss, diluted, was $7.8 million, up from a loss of $8.8 million in the prior year first quarter, and adjusted EPS was $(0.05), consistent with the prior year first quarter.

Diluted weighted average common shares outstanding were 172.0 million, compared to 170.3 million for the prior year first quarter.

First Quarter 2026 Segment Results (vs Q1 2025 unless otherwise stated)
U.S.: In the U.S. segment, net revenue declined by 6.3% to $221.6 million, primarily due to strategic door closures, which also led to an organic revenue decline of 4.0% year-over-year. APD increased year-over-year 16.7% year-over-year and 3.8%

quarter-over-quarter to $685, driven by the addition of higher volume doors with strategic partners along with the exit of lower volume, unprofitable doors.

U.S. adjusted EBITDA increased by 60.6% to $25.5 million. Adjusted EBITDA margin increased 480 basis points year-over-year to 11.5%. These results demonstrated meaningful improvement as a result of the turnaround plan initiatives.

International: In the International segment, net revenue increased by 4.7% to $125.3 million with a foreign currency translation benefit of $10.5 million, partially offset by the refranchising of Japan. Organic revenue increased by 0.4%, primarily due to growth in Canada and Mexico.

International segment adjusted EBITDA decreased by 2.9% to $14.5 million driven by the refranchising of Japan. Adjusted EBITDA margin decreased by 90 basis points to 11.6% due to lower adjusted EBITDA in Australia and Canada.

Market Development: In the Market Development segment, net revenue increased by 6.4% to $20.2 million, including the impact of refranchising. Organic revenue declined by 4.3%, as growth in royalty revenue was more than offset by the timing of equipment sales in the quarter.

Market Development adjusted EBITDA increased by 5.3% to $11.6 million. Adjusted EBITDA margin decreased 60 basis points to 57.5%, driven by changes in the regional mix of product sales.

Balance Sheet and Capital Expenditures
During the first quarter of 2026, the Company invested $8.8 million, or 2.4% of net revenue, in capital expenditures, primarily in the U.S. to support infrastructure repairs and maintenance. Overall, the Company has reduced investment in building new hubs in favor of leveraging existing excess capacity for growth where available.

As of the end of the first quarter of 2026, the Company’s net leverage ratio was 5.5x, reflecting a 1.2x reduction compared to the fourth quarter of 2025. The Company had total available liquidity of $303 million as of March 29, 2026, which includes $74 million of cash and cash equivalents as well as undrawn capacity of $229 million under its credit facilities. The Company was in compliance with all financial covenants as of March 29, 2026.

Refranchising
On March 2, 2026, the Company closed its previously disclosed agreement for Unison Capital, Inc. to purchase its operations in Japan. Cash proceeds from this transaction were approximately $70 million and were used for debt pay down after transaction-related fees and expenses.

The Company expects one to two additional international refranchising deals in 2026 as it prioritizes identifying the right partners to maximize value and position itself for long-term profitable growth.

In the U.S., as previously disclosed, the Company reduced its ownership position in its Western U.S. joint venture (“WKS KK”) with its long-standing partner WKS Restaurant Group, to a 20% minority stake. The transaction resulted in the WKS KK franchisee owning more than 70 shops across the Western U.S. and servicing approximately 1,000 fresh delivery locations with strategic partners. The franchisee agreed to develop additional shops and plans to expand Krispy Kreme’s fresh delivery footprint over the next several years. The total amount payable to the Company in connection with the transaction is approximately $90 million, including $53 million in cash received at closing on March 23, 2026. Following transaction‑related fees and expenses, the cash proceeds were used to reduce net debt, with the remaining consideration structured as a note payable over time.

For fiscal 2025, approximately 25% of the Company’s systemwide sales came from franchise-operated locations. Through refranchising efforts, Krispy Kreme expects nearly 50% of systemwide sales to be generated by franchisees beginning fiscal 2027.

2026 Financial Outlook
The Company is providing the following annual financial guidance, which includes the impact of the refranchising transactions described above but not any future transactions:
•Net revenue of $1.25 billion to $1.35 billion (new)
•Systemwide sales up 2% to 4% year-over-year in constant currency
•Open at least 100 shops, nearly all of which are expected to be franchised
•Adjusted EBITDA(1) of $140 million to $150 million (new)

•Capital expenditures of $50 million to $60 million
•Free cash flow(1) of more than $15 million (updated)
•Net leverage ratio(1) below 5.5x (updated)

(1) Non-GAAP figures. The Company does not reconcile forward-looking non-GAAP measures. See “Key Performance Indicators and Non-GAAP Measures.”

Definitions
The following definitions apply to terms used throughout this press release:
•Systemwide Sales: Reflects global sales of all Krispy Kreme products, whether operated by the Company or franchisees, excluding mix, equipment, and royalty revenue. Sales from franchisees are reported to the Company by such franchisees and are not included in Company revenues. Growth in systemwide sales represents the change in one period from the same period in the prior year on a constant currency basis. The Company believes systemwide sales information is important because it is indicative of the health of the Company’s brand and aids in understanding the Company’s financial performance.
•Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. We define Global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, and fresh delivery doors (which includes Krispy Kreme branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants, club memberships, and drug stores), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the applicable reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any global point of access. We define hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the applicable reporting period.
•Hubs with Spokes: Reflects hubs currently producing fresh doughnuts for other Fresh Shops, Carts and Food Trucks, or fresh delivery doors, and excludes hubs not currently producing fresh doughnuts for other shops, Carts and Food Trucks, or fresh delivery doors.
•Sales Per Hub: Sales per hub equals fresh revenues from hubs with spokes, divided by the average number of hubs with spokes at the end of each of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, fresh delivery doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia Cookies Holdings, LLC (“Insomnia Cookies”) deconsolidation and Branded Sweet Treats exit, respectively). Fresh revenues from hubs with spokes equals the fresh revenues derived from hubs with spokes.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.

Conference Call
Krispy Kreme will host a public conference call and webcast at 8:30 AM Eastern Time today to discuss its results for the first quarter 2026. A slide presentation will be available prior to the start time on the investor relations section of the Company’s website at investors.krispykreme.com.

To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. This earnings press release and related materials will also be available on the investor relations section of the Company’s website.

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “outlook,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,”

“expect,” “intend,” “objective,” “seek,” “pursue,” “strive,” “look forward,” or the negative of these words, comparable terminology, or other references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from any material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; our ability to execute our business strategy, including our turnaround plan and growth through international development with strategic partners and profitable expansion of our fresh delivery and digital channels; our ability to realize the anticipated benefits from past or potential future strategic transactions (including refranchising); failure by our franchisees, subfranchisees, or third-party service providers to operate effectively and in compliance with our standards and applicable law; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; our ability to open new and maintain existing shops and points of access both domestically and internationally; disruptions to our and our franchisees’ supply chain, including the loss of or failure to perform by single-source or limited suppliers, vendors, distributors, or manufacturers; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; changes in the cost of raw materials and fuel or other commodities, including due to import and export requirements (including tariffs), inflation, fluctuations in foreign exchange rates, or heightened geopolitical tensions (including the recent Iran conflict); our ability to recruit and retain key personnel; failure to develop or maintain effective internal control over financial reporting or disclosure controls and procedures; adverse regulatory actions or publicity concerning food or occupational safety, food quality, health, and other issues or regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other filings the Company makes from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.

Key Performance Indicators and Non-GAAP Measures
This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP and operating measures include organic revenue growth/(decline), adjusted EBITDA, adjusted EBITDA margin, adjusted net loss, diluted, adjusted EPS, free cash flow, net debt, fresh revenue from hubs with spokes, sales per hub and systemwide sales. We believe these non-GAAP and operating measures are useful in evaluating our operating performance. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying business, and they are consistent with how business performance is planned, reported and assessed internally by management and the Company’s Board of Directors. We monitor the key business metrics and non-GAAP metrics set forth herein to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. These non-GAAP and operating measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, the non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC and not to rely on any single financial measure.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those reflected in our reconciliation of historic numbers. The variability of these items is unpredictable and may have a significant impact on the forward-looking non-GAAP financial measures presented.

See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
	March 29, 2026 (13 weeks)	March 30, 2025 (13 weeks)
Net revenues
Product sales	$357,438	$366,479
Royalties and other revenues	9,596	8,705
Total net revenues	367,034	375,184
Product and distribution costs	88,330	90,736
Operating expenses	188,106	198,843
Selling, general and administrative expense	58,033	59,405
Marketing expenses	10,119	10,239
Pre-opening costs	194	929
Other asset impairments	1,888	162
Gain on refranchising, net	(8,885)	—
Other expenses, net	759	1,238
Depreciation and amortization expense	32,115	33,901
Operating loss	(3,625)	(20,269)
Interest expense, net	15,624	16,196
Other non-operating income, net	(159)	(393)
Loss before income taxes	(19,090)	(36,072)
Income tax expense/(benefit)	3,583	(2,667)
Net loss	(22,673)	(33,405)
Net income/(loss) attributable to noncontrolling interest	111	(121)
Net loss attributable to Krispy Kreme, Inc.	$(22,784)	$(33,284)
Net loss per share:
Common stock — Basic	$(0.16)	$(0.22)
Common stock — Diluted	$(0.16)	$(0.22)
Weighted average shares outstanding:
Basic	172,019	170,291
Diluted	172,019	170,291

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) March 29, 2026	December 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$74,218	$42,390
Restricted cash	490	501
Accounts receivable, net	53,462	61,611
Inventories	27,218	26,877
Taxes receivable	10,983	10,854
Current assets held for sale	1,886	13,294
Prepaid expense and other current assets	18,606	18,927
Total current assets	186,863	174,454
Property and equipment, net	383,289	460,935
Goodwill, net	669,271	712,264
Other intangible assets, net	733,102	797,749
Operating lease right of use assets, net	337,452	395,523
Investments in unconsolidated entities	22,084	7,413
Noncurrent assets held for sale	—	31,056
Other assets	54,494	13,565
Total assets	$2,386,555	$2,592,959
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$58,716	$65,977
Current operating lease liabilities	44,739	51,213
Accounts payable	130,713	134,384
Accrued liabilities	120,637	99,805
Current liabilities held for sale	—	13,535
Structured payables	91,169	92,366
Total current liabilities	445,974	457,280
Long-term debt, less current portion	829,653	911,852
Noncurrent operating lease liabilities	341,276	395,895
Deferred income taxes, net	97,203	96,236
Noncurrent liabilities held for sale	—	11,816
Other long-term obligations and deferred credits	39,186	42,919
Total liabilities	1,753,292	1,915,998
Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest	—	24,181
Total mezzanine equity	—	24,181
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both March 29, 2026 and December 28, 2025; 172,280 and 171,555 shares issued and outstanding as of March 29, 2026 and December 28, 2025, respectively	1,721	1,716
Additional paid-in capital	1,471,361	1,473,644
Shareholder note receivable	(1,306)	(1,791)
Accumulated other comprehensive income/(loss), net of income tax	4,180	(2,059)
Retained deficit	(844,170)	(821,387)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	631,786	650,123
Noncontrolling interest	1,477	2,657
Total shareholders’ equity	633,263	652,780
Total liabilities, mezzanine equity, and shareholders’ equity	$2,386,555	$2,592,959

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Quarter Ended
	March 29, 2026 (13 weeks)	March 30, 2025 (13 weeks)
CASH FLOWS PROVIDED BY/(USED FOR) OPERATING ACTIVITIES:
Net loss	$(22,673)	$(33,405)
Adjustments to reconcile net loss to net cash provided by/(used for) operating activities:
Depreciation and amortization expense	32,115	33,901
Deferred and other income taxes	(709)	(10,668)
Other asset impairments and lease termination charges	1,889	162
Loss on disposal of property and equipment	458	189
Gain on refranchising, net	(8,885)	—
Share-based compensation	4,639	2,603
Change in accounts and notes receivable allowances	434	202
Inventory write-off	(14)	848
Other	533	1,225
Change in operating assets and liabilities, excluding business acquisitions and divestitures, and foreign currency translation adjustments	12,379	(15,891)
Net cash provided by/(used for) operating activities	20,166	(20,834)
CASH FLOWS PROVIDED BY/(USED FOR) INVESTING ACTIVITIES:
Purchase of property and equipment	(8,784)	(25,897)
Proceeds from disposals of assets	24	—
Net proceeds from refranchising transactions	111,411	—
Purchase of minority interests	(2,600)	—
Other investing activities	—	86
Net cash provided by/(used for) investing activities	100,051	(25,811)
CASH FLOWS (USED FOR)/PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	72,750	182,500
Repayment of long-term debt and lease obligations	(159,679)	(115,622)
Payment of financing costs	—	—
Proceeds from structured payables	57,398	118,908
Payments on structured payables	(58,650)	(142,868)
Capital contribution by shareholders, net of loans issued	130	—
Distribution to shareholders	—	(5,961)
Payments for repurchase and retirement of common stock	(402)	(123)
Distribution to noncontrolling interest	350	(36)
Net cash (used for)/provided by financing activities	(88,103)	36,798
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(297)	(301)
Net increase/(decrease) in cash, cash equivalents and restricted cash	31,817	(10,148)
Cash, cash equivalents and restricted cash at beginning of period	42,891	29,315
Cash, cash equivalents and restricted cash at end of period	$74,708	$19,167

Net cash provided by/(used for) operating activities	$20,166	$(20,834)
Less: Purchase of property and equipment	(8,784)	(25,897)
Free cash flow	$11,382	$(46,731)

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBITDA, both on a consolidated and at the segment level, is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects adjusted EBITDA as a percentage of net revenues.
We define “Adjusted Net Loss, Diluted” as net loss attributable to common shareholders, adjusted for interest expense, share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent, or non-core income and expense items. “Adjusted EPS” is adjusted net loss, diluted converted to a per share amount.
Adjusted EBITDA, adjusted EBITDA margin, adjusted net loss, diluted, and adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended
(in thousands)	March 29, 2026	March 30, 2025
Net loss	$(22,673)	$(33,405)
Interest expense, net	15,624	16,196
Income tax expense/(benefit)	3,583	(2,667)
Share-based compensation	4,639	2,603
Employer payroll taxes related to share-based compensation	17	166
Other non-operating income, net (1)	(159)	(393)
Strategic initiatives (2)	7,200	2,353
Acquisition and integration expenses (3)	—	71
New market penetration expenses (4)	—	75
Shop closure expenses, net (5)	32	272
Restructuring and severance expenses (6)	394	108
Gain on refranchising (7)	(8,885)	—
Other (8)	1,209	4,700
Amortization of acquisition related intangibles (9)	7,808	7,661
Depreciation expense and amortization of right of use assets	24,307	26,240
Consolidated Adjusted EBITDA	$33,096	$23,980

	Quarter Ended
(in thousands)	March 29, 2026	March 30, 2025
Segment Adjusted EBITDA:
U.S.	$25,549	$15,911
International	14,472	14,897
Market Development	11,634	11,047
Corporate	(18,559)	(17,875)
Consolidated Adjusted EBITDA	$33,096	$23,980

	Quarter Ended
(in thousands, except per share amounts)	March 29, 2026	March 30, 2025
Net loss	$(22,673)	$(33,405)
Share-based compensation	4,639	2,603
Employer payroll taxes related to share-based compensation	17	166
Other non-operating income, net (1)	(159)	(393)
Strategic initiatives (2)	7,200	2,353
Acquisition and integration expenses (3)	—	71
New market penetration expenses (4)	—	75
Shop closure expenses, net (5)	32	272
Restructuring and severance expenses (6)	394	108
Gain on refranchising (7)	(8,885)	—
Other (8)	1,209	4,700
Amortization of acquisition related intangibles (9)	7,808	7,661
Tax impact of adjustments (10)	3,424	6,830
Tax specific adjustments (11)	(675)	—
Net (income)/loss attributable to noncontrolling interest	(111)	121
Adjusted net loss attributable to common shareholders - Basic	$(7,780)	$(8,838)
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	—	2
Adjusted net loss attributable to common shareholders - Diluted	$(7,780)	$(8,836)
Basic weighted average common shares outstanding	172,019	170,291
Dilutive effect of outstanding common stock options, RSUs, and PSUs	—	—
Diluted weighted average common shares outstanding	172,019	170,291
Adjusted net loss per share attributable to common shareholders:
Basic	$(0.05)	$(0.05)
Diluted	$(0.05)	$(0.05)
(1)Primarily foreign translation gains and losses in each period. The quarter ended March 30, 2025 also consists of equity method income from Insomnia Cookies following the divestiture of a controlling interest in Insomnia Cookies during fiscal 2024.
(2)The quarter ended March 29, 2026 consists primarily of $4.2 million of costs associated with the evaluation and execution of refranchising certain equity markets as well as $2.9 million in costs associated with the transition to third party logistics in the U.S., of that amount $1.6 million is related to non-cash impairments. The quarter ended March 30, 2025 consists primarily of $2.4 million of costs associated with preparing for and executing the U.S. national expansion (including McDonald’s).
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries in which the Company’s brands had not previously operated, including Brazil and Spain.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)The quarter ended March 29, 2026 and the quarter ended March 30, 2025 consist primarily of costs associated with restructuring of the U.S. and U.K. businesses.
(7)Includes gains and losses on the deconsolidation of assets and liabilities associated with the refranchising of Krispy Kreme shops.
(8)The quarter ended March 29, 2026 consists primarily of $0.8 million of legal fees related to shareholder derivative litigation. The quarter ended March 30, 2025 consists primarily of $4.4 million in costs related to remediation of the 2024 cybersecurity incident, including fees for cybersecurity experts and other advisors.
(9)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(10)Tax impact of adjustments calculated applying the applicable statutory rates. The quarters ended March 29, 2026 and March 30, 2025 also include the impact of disallowed executive compensation expense.
(11)Consists of the recognition of previously unrecognized tax benefits unrelated to ongoing operations.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands, except percentages or otherwise stated)

	Quarter Ended
	March 29, 2026	March 30, 2025
Net revenues:
U.S.	$221,550	$236,544
International	125,258	119,635
Market Development	20,226	19,005
Total net revenues	$367,034	$375,184
Organic revenue growth/(decline) measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue growth/(decline)” as the growth/(decline) in revenues, excluding (i) the impact of revenues of acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs, (iv) the impact of the divestiture of shops through refranchising, and (v) the impact of revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q1 2026 Organic Revenue (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2026	$221,550	$125,258	$20,226	$367,034
Total net revenues in first quarter of fiscal 2025	236,544	119,635	19,005	375,184
Total net revenues (decline)/growth	(14,994)	5,623	1,221	(8,150)
Total net revenues (decline)/growth %	-6.3%	4.7%	6.4%	-2.2%
Less: Impact of refranchising	(5,860)	(5,349)	2,127	(9,082)
Adjusted net revenues in first quarter of fiscal 2025	230,684	114,286	21,132	366,102
Adjusted net revenue (decline)/growth	(9,134)	10,972	(906)	932
Adjusted net revenue (decline)/growth %	(4.0)%	9.6%	(4.3)%	0.3%
Impact of foreign currency translation	—	(10,501)	—	(10,501)
Organic revenue (decline)/growth	$(9,134)	$471	$(906)	$(9,569)
Organic revenue (decline)/growth %	-4.0%	0.4%	-4.3%	-2.6%

Fresh revenues from hubs with spokes and sales per hub are defined above.

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	March 29, 2026	December 28, 2025	December 29, 2024
U.S.:
Revenues	$898,056	$913,050	$1,058,736
Non-fresh revenues (1)	(2,577)	(2,454)	(3,161)
Fresh revenues from Insomnia Cookies and hubs without spokes (2)	(139,896)	(154,151)	(307,665)
Fresh revenues from hubs with spokes	755,583	756,445	747,910
Sales per hub (millions)	5.1	4.7	4.9

International:
Fresh revenues from hubs with spokes (3)	$540,711	$535,088	$519,102
Sales per hub (millions) (4)	9.9	9.7	9.9
(1)Includes licensing royalties from customers for use of the Krispy Kreme brand.
(2)Includes Insomnia Cookies revenues (through the date of deconsolidation) and fresh revenues generated by hubs without spokes.
(3)Total International net revenues is equal to fresh revenues from hubs with spokes for that business segment.
(4)International sales per hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	March 29, 2026	March 30, 2025	December 28, 2025
U.S.: (1)
Hot Light Theater Shops	176	238	235
Fresh Shops	46	67	68
Fresh Delivery Doors(2)	5,949	10,186	7,160
Total	6,171	10,491	7,463
International: (1)
Hot Light Theater Shops	47	48	52
Fresh Shops	448	518	527
Carts, Food Trucks, and Other(3)	17	17	18
Fresh Delivery Doors	3,630	4,469	4,225
Total	4,142	5,052	4,822
Market Development: (1)
Hot Light Theater Shops	177	108	113
Fresh Shops	1,246	1,104	1,130
Carts, Food Trucks, and Other(3)	30	30	29
Fresh Delivery Doors	3,359	1,197	1,637
Total	4,812	2,439	2,909
Total Global Points of Access (as defined)	15,125	17,982	15,194
Total Hot Light Theater Shops	400	394	400
Total Fresh Shops	1,740	1,689	1,725
Total Shops	2,140	2,083	2,125
Total Carts, Food Trucks, and Other	47	47	47
Total Fresh Delivery Doors (2)	12,938	15,852	13,022
Total Global Points of Access (as defined)	15,125	17,982	15,194
(1)During the first quarter of fiscal 2026, certain points of access moved from the U.S. and International segments to Market Development.
(2)During fiscal 2025 we exited approximately 2,400 McDonald’s USA fresh delivery doors related to termination of the Business Relationship Agreement with McDonald’s USA.
(3)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	March 29, 2026	March 30, 2025	December 28, 2025
U.S.: (1)
Hot Light Theater Shops (2)	160	234	223
Doughnut Factories	6	6	6
Total	166	240	229
Hubs with Spokes	106	162	159
Hubs without Spokes	60	78	70
International: (1)
Hot Light Theater Shops (2)	41	39	43
Doughnut Factories	11	14	14
Total	52	53	57
Hubs with Spokes	52	53	57
Market Development: (1)
Hot Light Theater Shops (2)	171	106	111
Doughnut Factories	29	27	26
Total	200	133	137
Total Hubs (3)	418	426	423
(1)During the first quarter of fiscal 2026, certain hubs moved from the U.S. and International segments to Market Development.
(2)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.
(3)The decrease in total Hubs is driven by Hub optimization in the U.S.

Krispy Kreme, Inc.
Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

	As of
	(Unaudited) March 29, 2026		December 28, 2025
Current portion of long-term debt	$58,716		$65,977
Long-term debt, less current portion	829,653		911,852
Total long-term debt, including debt issuance costs	888,369		977,829
Add back: Debt issuance costs	2,569		2,904
Total long-term debt, excluding debt issuance costs	890,938		980,733
Less: Cash and cash equivalents	(74,218)		(42,390)
Net debt	$816,720		$938,343
Adjusted EBITDA - trailing four quarters	149,369		140,253
Net leverage ratio	5.5	x	6.7	x
Category: Financial News

Investor Relations and Media
ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme